                                                                    Exhibit 10.2

             THIRD AMENDMENT TO RECEIVING, WAREHOUSING AND PHYSICAL
                         DISTRIBUTION SERVICES AGREEMENT

          This THIRD AMENDMENT (this "Third Amendment"), dated as of June 25, 2007, is to that certain RECEIVING, WAREHOUSING AND PHYSICAL DISTRIBUTION SERVICES AGREEMENT, dated as of July 8, 2004, as amended by First Amendment To Warehousing And Physical Distribution Services Agreement dated as of July 19, 2004 and a letter agreement between FMI International, LLC and Footstar Corporation dated January 7, 2005 (collectively, the "Agreement") by and between Footstar Corporation, a corporation organized under the laws of the State of Texas, ("Customer"), and FMI International LLC, a limited liability company organized under the laws of the State of Delaware ("Supplier").

                                   WITNESSETH:

          WHEREAS, a dispute has arisen among the parties concerning the Agreement;

          WHEREAS, the parties wish to resolve all disputes between the parties relating to the Agreement by amending certain of the terms of the Agreement; and

          WHEREAS, all capitalized terms not otherwise defined herein shall have such meaning as ascribed to them in the Agreement;

          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration receipt of which hereby is acknowledged, the parties hereto hereby agree as follows:

     1. Section 4.1(c). Section 4.1(c) hereby is amended as follows:

     (i) The word "Customer" on the sixteenth line of Section 4.1(c) is hereby changed to "Supplier";

     (ii) The last sentence of Section 4.1(c) hereby is deleted in its entirety and the following sentence is inserted in its place: "Notwithstanding anything to the contrary in this Section 4.1(c) or anywhere else in the Agreement, during the period commencing January 1, 2007 and ending December 31, 2008, Supplier shall not, and shall have no right to, move the Customer Parties' products and Services to a different facility."

     2. Section 4.1(d). Section 4.1(d) hereby is amended by deleting in their entirety the third, fourth and fifth sentences of Section 4.1(d).

     3. Section 4.1(e). Section 4.1 hereby is amended by adding subsection (e) as follows:

          "(e) Commencing on January 1, 2007 and ending on December 31, 2008 (the "07/08 Period"), Customer agrees that Supplier's fees generated for the Services provided hereunder to Customer (the "Revenue") shall be at least $17,750,000 (Seventeen Million Seven Hundred Fifty Thousand Dollars) for the 07/08 Period (the "07/08 Minimum Revenue"). To the extent the actual amount incurred for Services for the 07/08 Period pursuant to this Agreement is greater than the 07/08 Minimum Revenue amounts paid by Customer, then the difference between such actual amount incurred and the 07/08 Minimum Revenue amount (the "07/08 Shortfall") shall be paid by Customer to Supplier by January 31, 2009. Subject to Customer's Special Termination Right set forth in Section 13.5, during each calendar year after the 07/08 Period, Customer agrees to the MQC as established in accordance with Section 10.4 (the "Annual MQC"). Supplier acknowledges and agrees that (i) there is no minimum quantity commitment for the 07/08 Period and (ii) Customer has no specified unit volume requirement under the Agreement. Supplier acknowledges and agrees that any estimates of units provided or to be provided by Customer for the 07/08 Period have been provided for planning purposes only and do not and shall not create any minimum quantity commitment whatsoever under the Agreement. The Annual MQC shall be trued-up quarterly within thirty (30) days after the end of each calendar quarter to determine the actual total units processed and/or received against the Annual MQC for such quarter. If there is any quarterly shortfall to the Annual MQC, Customer shall pay to Supplier an amount equal to such shortfall from the Annual MQC multiplied by the billable transaction rate for the type of transaction where such shortfall exists. If Customer has paid Supplier an aggregate amount in excess of the Annual MQC multiplied by the billable transaction rate during such calendar year, then at Customer's option, Supplier shall (a) pay the amount of such excess to Customer within thirty (30) days after the end of such calendar year or (b) apply as a credit against the first invoice for Services in the immediately following calendar year an amount equal to such excess paid by Customer (and to the extent that such excess exceeds the first invoice, then the following invoice(s) shall be credited until Customer has been credited for the entire amount of such excess)."

     4. Section 4.1(f). Section 4.1 of the Agreement is hereby amended by adding subsection (f) as follows:

          "Notwithstanding the foregoing to the contrary, on or before October 15, 2008, Customer and Supplier shall compare the actual amount incurred for Services against the 07/08 Minimum Revenue payments using (i)(A) the actual amount incurred for Services from January 1, 2007 through September 30, 2008 plus (B) the estimate of the amount to be incurred for Services for the period October 1, 2008 through December 31, 2008 based on Customer's supplied unit plans as compared to (ii)(A) the 07/08 Minimum Revenue amounts paid by Customer to Supplier from January 1, 2007 through September 30, 2008 plus (B) the 07/08 Minimum Revenue amounts to be paid by Customer to Supplier from October 1, 2008 to December 31, 2008. If the amount of (i) under this subsection (f) exceeds the amount of (ii) under this subsection (f) and such excess is greater than $250,000 (the "Preliminary 07/08 Shortfall") then Customer shall pay Supplier the amount of the Preliminary 07/08 Shortfall on or before October 31, 2008."

     5. Section 4.1(g). Section 4.1 of the Agreement is hereby amended by adding subsection (g) as follows:

          "(g) The 07/08 Minimum Revenue shall be paid in accordance with
Schedule 4.1(g) attached hereto and made a part hereof. Such payments shall be made on or before the 15th day of each month commencing with July 2007 and, subject to any 07/08 Shortfall, shall be the only payments made by Customer during the 07/08 period. Notwithstanding the foregoing to the contrary, Customer and Supplier shall reconcile (i) amounts actually paid to Supplier under the Agreement from January 1, 2007 through the date of this Third Amendment against
(ii) payments for such period which would have been made under Schedule 4.1(g) of this Third Amendment and if the amount of "(ii)" under this subsection (g) is greater than the amount of "(i)" under this subsection (g), the difference shall be paid by Customer to Supplier on or before June 29, 2007."

     6. Section 11.1(b). Section 11.1(b) hereby is amended by adding the following sentence at the end thereof: "This Section 11.1(b) shall not be applicable during the 07/08 Period."

     7. Section 13.3(b). Section 13.3(b) hereby is amended as follows:

     (i) The word "Customer" is substituted for the word "Supplier" on the seventh line of Section 13.3(b); and

     (ii) The following sentence is added at the end of Section 13.3(b): "If Supplier signs a contract with another customer to provide Services at the Facility and the dollar amount of Services to be rendered under that contract in any given year exceeds the dollar amount of Services to be rendered under this Agreement during that same year, Customer agrees to relinquish its rights under Section 13.3(b) of the Agreement provided Customer receives assurances (as reasonably determined by Customer in good faith) it will continue to receive all Services under the Agreement at the Facility and subject to mutually agreeable documentation."

     8. Section 13.5. Section 13 hereby is amended by renumbering Section 13.5 as Section 13.6, Section 13.6 as Section 13.7, Section 13.7 as 13.8 and inserting as the new Section 13.5 the following:

          "13.5 Customer Special Termination Right. Customer shall have the right to terminate this Agreement effective as of January 1, 2009 or such later date as specified in a termination notice from Customer to Supplier (the "Special Termination Right"). The Special Termination Right may be exercised by Customer, (a) upon ninety (90) days prior written notice to Supplier and (b) only if Customer ceases, or decides to cease, its business of importing or distribution of footwear into the United States or selling such footwear on a retail or wholesale basis. As of the termination date specified in the above-mentioned notice, Customer shall have no obligations whatsoever to Supplier other than for fees under this Agreement incurred prior to the date of termination."

     9. Exhibit C. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the Exhibit C attached hereto.

     10. Miscellaneous. The provisions of Article 20 ("General") of the Agreement shall apply to this Third Amendment as if such provisions were set out herein in full and as if each reference therein to "this Agreement" included a reference to this Amendment.

     11. Survival. Except as amended by this Third Amendment, all other terms and conditions of the Agreement shall survive, remain unmodified and remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to the Agreement as of the date first written above.

                                        FMI INTERNATIONAL LLC


                                        By: /s/ Robert O'Neill
                                            ------------------------------------
                                        Name: Robert O'Neill
                                        Title: President


                                        FOOTSTAR CORPORATION


                                        By: /s/ Jeffrey A. Shepard
                                            ------------------------------------
                                        Name: Jeffrey A. Shepard
                                        Title: President and CEO

                             CASH PAYMENTS SCHEDULE

                                 EXHIBIT 4.1(G)

2 Year Total (2007-2008)   17,750,000

             2007         2008
          ----------   ---------
Payment
Jan          866,667     612,500
Feb          866,667     612,500
Mar          866,666     612,500
Q1         2,600,000   1,837,500

Apr          866,667     612,500
May          866,667     612,500
Jun          866,666     612,500
Q2         2,600,000   1,837,500

Jul          866,667     612,500
Aug          866,667     612,500
Sep          866,666     612,500
Q3         2,600,000   1,837,500

Oct          866,667     612,500
Nov          866,667     612,500
Dec          866,666     612,500
Q4         2,600,000   1,837,500

Year      10,400,000   7,350,000

                                    EXHIBIT C

                                     RATES*

Yard Hostler                                $5,651    per week

Receiving
   0 - 20 skus                              $ 0.518   per carton
   21 - 30 skus                             $ 0.621   per carton
   31 - 40 skus                             $ 0.725   per carton
   41 - greater skus                        $ 0.828   per carton
Crossdock In                                $ 0.259   per carton
Storage                                     $13.600   per pallet per month**
Floor rate Storage                          $ 20.00   per pallet per month
Excess Storage (If Available)               $ 13.60   per pallet per month**
Crossdock Out                               $ 0.259   per carton
Solids processing (Tilt Tray)               $ 0.414   per pair
Solids processing (Findings)                $ 1.760   per shipped carton
Solids Processing in Units (Shoecare)       $ 0.265   per selling unit
Full Case Processing (Pre-Packs)            $ 1.604   per carton
Manual Footwear Processing (Occupational)   $ 1.553   per pair
Labor Charge Ad Hoc Special Processing      $22.770   per hour
Processing Surcharge (10% Cap)              $ 0.066   per pair***
Solids Receiving Surcharge (10% Cap)        $ 0.102   per carton****

----------
* One hundred percent (100%) of all items/Services on this Exhibit C shall be included toward calculation of the 07/08 Revenue requirement.

** For purposes of the 07/08 Minimum Revenue and during the 07/08 Period only, Customer has committed to utilize 7,500 pallet positions per month. Pallet position utilization for calculation of billable amounts for Storage and Excess Storage (if available) shall be measured by adding (a) the total number of cartons stored in the pallet locations in the Facility divided by fourteen (14) plus (b) the total number of cartons stored in the single case storage locations in the Facility (currently portions of aisles 15 and 19) divided by three (3) plus (c) the number of rack locations utilized for storage of non-inventory (findings) materials. In addition, the billable amount for each month shall be calculated by using the highest point of the amount calculated as set forth in the immediately preceding sentence. Supplier agrees to promptly notify Customer when total rack locations being utilized for Customer exceed 7,000.

*** The Processing Surcharge shall only apply if pairs processed are greater than 110% of the Customer provided Unit Pick & Tilt Tray requirement plan (the "Processing Surcharge Base") on an annual basis and shall only apply to pairs which exceed the Processing Surcharge Base.

**** The Solids Receiving Surcharge shall only apply if solids cartons received are greater than 110% of the Customer provided unit plan (the "Receiving Surcharge Base") on an annual basis and shall only apply to solids cartons received which exceed the Receiving Surcharge Base.